Exhibit 99

  Technitrol Posts First-Quarter 2004 Results, Raises Sales, Earnings Guidance

    PHILADELPHIA--(BUSINESS WIRE)--April 19, 2004--Technitrol, Inc. (NYSE:TNL) reported net earnings for its first fiscal quarter ended March 26, 2004, according to U.S. Generally Accepted Accounting Principles (GAAP), of $5.8 million, or $0.14 per diluted share, including after-tax severance and asset-impairment expenses totaling $1.9 million, or $0.05 per share. (Note: Analysts' earnings per share estimates published on First Call do not include these expenses. See the attached table, "non-GAAP Measures" reconciling "net earnings per diluted share, excluding severance and asset-impairment expense" to GAAP net earnings (loss) per diluted share.)
    By comparison, GAAP net loss was $3.1 million in the previous quarter, or $0.08 per diluted share, including after-tax severance and asset-impairment expenses of $11.9 million, or $0.29 per share. In the first quarter of 2003, GAAP net earnings were $2.6 million, or $0.07 per diluted share, including after-tax severance and asset-impairment expenses of $3.0 million, or $0.08 per share.
    Technitrol's consolidated first-quarter 2004 revenues were $139.6 million, compared with $134.7 million in the previous quarter and $122.5 million in the first quarter of 2003. Driving the sequential-quarter increase were strengthening revenues at AMI Doduco.
    Earnings before interest, taxes, depreciation and amortization (EBITDA, defined as operating profit plus depreciation and amortization, a non-GAAP measure reconciled with GAAP operating profit in the attached "Non-GAAP Measures" table) were $16.5 million in the first quarter of 2004, compared with $15.7 million in the previous quarter and $12.3 million in the first quarter of 2003. These numbers exclude severance and asset-impairment expenses.
    Net cash at March 26, 2004 was $149.4 million (cash and equivalents of $155.9 million less debt of $6.5 million), up approximately $12.8 million from December 26, 2003. Capital spending in the first quarter of 2004 was approximately $2.1 million.
    First-quarter severance and asset-impairment expenses relate to Technitrol's ongoing effort to optimize business performance in an era of low-cost competition. On a pre-tax basis, they amounted to approximately $2.9 million, comprising $0.7 million in expenses for closing Pulse's office and warehouse in Carlsbad, California and consolidating personnel into Pulse's San Diego headquarters, and $2.1 million at AMI Doduco, mainly related to the elimination of overhead positions in Germany. Technitrol expects first-quarter Pulse and AMI Doduco actions to result in annual pre-tax savings of approximately $2.5 million in costs of goods sold and $0.2 million in selling, general and administrative (SG&A) expense. Technitrol expects to begin realizing these savings in the second quarter of 2004.

    Pulse

    Pulse designs and manufactures a wide variety of passive magnetics-based electronic components and modules. In the first quarter of 2004, Pulse met or exceeded internal forecasts across its legacy product divisions (networking, telecommunications, power conversion and military/aerospace) as well as its consumer division. First-quarter revenues were $77.5 million, 2.6% below $79.6 million in the previous quarter due to normal seasonal effects. These effects were much less pronounced than expected, however, especially in markets for power conversion components and television transformers. Pulse's first-quarter 2004 revenues increased 14.2% from $67.9 million in the first quarter of 2003.
    Shipments of Pulse components for voice-over-Internet, high-speed networking and high-speed Internet access applications remained strong, even in a seasonally slow quarter. Revenues from power conversion components exceeded expectations by a wide margin, reflecting Pulse's effort to penetrate consumer-driven as well as infrastructure equipment markets. As expected, sales of television transformers were seasonally lower than in the previous quarter, but more than 20% higher than a year ago, when fears of war and sagging consumer confidence hurt television sales in Europe. Normally slow in the first half of the year, European demand for televisions has been ramping up earlier than expected in 2004, driven by the approaching Summer Olympics and European soccer championships.
    Pulse's GAAP operating profit, including the $0.7 million pre-tax Carlsbad expense, was $8.7 million in the first quarter, compared with $7.0 million in the previous quarter and $5.6 million in the first quarter of 2003. Excluding severance and asset-impairment expense in all periods, first-quarter operating profit of $9.4 million (12.1% of revenues), compared with $10.0 million in the previous quarter and 6.2 million in the first quarter of 2003. (See "Non-GAAP Measures" table reconciling "Segment operating profit, excluding severance and asset-impairment expense" with GAAP operating profit.) Further adjusting the fourth-quarter 2003 result for the $0.7 million full-year 2003 reduction in consumer division depreciation expense taken in, but not pertaining to, that quarter, operating profit was $9.4 million (11.8% of revenues). On comparable terms, Pulse's first-quarter operating margin gained approximately 30 basis points sequentially from the fourth quarter, despite the 2.6% seasonal decline in revenues. The progressive improvement in Pulse operating profit and operating margin reflects both improving market demand and the increasing effects of previous cost-elimination actions.

    AMI Doduco

    AMI Doduco manufactures a full range of electrical contacts, contact materials and contact assemblies. Revenues for the first quarter of 2004 were $62.1 million, up 12.5% from $55.2 million in the previous quarter and 13.6% from $54.7 million in the first quarter of 2003. Affecting both favorable comparisons have been higher prices for precious metals and base metals, whose costs are generally passed on to customers, and the favorable translation effect of a stronger euro, the functional currency in AMI Doduco's largest geographic market. In the first quarter of 2004, the euro was, on average, 5.3% and 16.6% stronger versus the dollar than in the previous and year-ago quarters, respectively.
    In North America, market conditions improved markedly, particularly in the long-depressed commercial and industrial markets which are driven principally by capital spending. More importantly, AMI Doduco's initiatives to improve North American revenue streams and market share continue to be successful. The European business also held its own in the first quarter, despite overall market sluggishness and continued softness in the automotive sector, which is expected to persist into the second half of 2004.
    AMI Doduco's first-quarter GAAP operating loss, including the $2.1 million pre-tax severance and relocation expenses mentioned above, was $1.1 million, compared with $0.5 million in the previous quarter and $2.8 million in the first quarter of 2003. Excluding severance and asset-impairment expense in all periods, first-quarter 2004 operating profit was $1.1 million, compared with $0.1 million in the fourth quarter of 2003 and $0.5 million in the first quarter of 2003. (See "Non-GAAP Measures" table.) Although AMI Doduco's profitability continues to be negatively affected by lower-than-optimal volumes, first-quarter results reflect the significant progress made in strengthening the revenue base, increasing market share, improving plant utilization, lowering manufacturing costs and implementing lean processes throughout the business. March 2004 was the strongest operating month at AMI Doduco in several years. Much more remains to be accomplished in these areas, but results thus far indicate significant further upside potential to profitability.
    Sales in AMI Doduco's operation in the People's Republic of China (where products are manufactured for consumption in East Asia) hit a record in March 2004. This business continues to aggressively add capacity and capabilities to meet the needs of longstanding global customers operating in China as well as emerging local manufacturers for Western-engineered electrical contact products. AMI Doduco is the only China-based source for these advanced types of products. Demand for contact alloys, rivets, stampings and subassemblies is expected to continue growing, as multinationals increase their presence in the region and local markets for electrical goods continue to expand rapidly.

    2004 Outlook

    As a result of stronger-than-expected market conditions and customer demand trends during the first quarter, Technitrol is revising its revenue and earnings outlook for fiscal 2004. Revenues for the year are currently expected to be in the range of $566 million and $574 million, comprising $318 million to $321 million at Pulse (up 8% to 9% from 2003) and, based on euro-to-dollar exchange rates in effect on March 26, 2004, $248 million to $253 million at AMI Doduco (up 15% to 18% from 2003).
    These estimates assume modest sequential-quarter revenue growth at Pulse at least through the third quarter, spurred by steadily increasing demand for legacy (networking, military/aerospace, telecommunications and power conversion) components, offset somewhat by soft demand for consumer division products in the second half of the year. Contrary to normal seasonality, our customers are indicating that demand in the European television market is likely to peak around mid-2004 due to the timing of significant televised sporting events during the summer. At AMI Doduco, sales volumes are expected to be within several percent of first-quarter levels in the remaining three quarters of the year, as an anticipated decline in the price of base and precious metals is offset by expected continued success in AMI Doduco's drive to grow revenues and market share.
    Late in the second quarter, AMI Doduco may experience some negative impact due to delayed shipments resulting from an April 16 fire at its Pforzheim, Germany facility. The fire destroyed air-handling equipment used in certain mill activities, which AMI Doduco believes will be restored to normal levels within several weeks. Revenues from the late shipments are expected to be recovered in the third quarter. Potential equipment-related or business interruption losses, if any, are fully insured, and no material impact on full-year operating results is expected.
    Before severance and asset-impairment expenses, Technitrol expects diluted earnings per share to be between $0.88 and $0.91, up 26%-30% year-over-year on revenue growth of 11%-13%. These estimates reflect progressively increasing returns from AMI Doduco's revenue and margin enhancement actions, the effects of stronger revenues and increased operating leverage at Pulse, and continued overall market recovery in both businesses.
    Severance and asset-impairment expenses will be incurred over the remainder of 2004 as Technitrol, Pulse and AMI Doduco continue to strengthen their competitive positions by eliminating costs and streamlining worldwide operations. Over the second, third and fourth quarters, Technitrol estimates that these actions will result in incremental pre-tax charges totaling approximately $5.5 million, resulting in annual pre-tax savings of $3.5 million in cost of goods sold and $0.6 million in SG&A expense. The savings will be fully reflected in 2005 operating results, and their progressive impact on 2004 results is included in the above earning-per-share outlook.
    Pulse is expected to incur $0.3 million in facility exit costs in the second quarter and $0.4 million in production relocation expense in the fourth quarter. AMI Doduco anticipates severance expenses in Germany of $0.9 million and $0.2 million in the second and fourth quarters, respectively, plus $3.7 million in plant consolidation costs in the third quarter. These pre-tax estimates are approximate, and their timing, magnitude and impact on future costs and expenses are subject to revision.
    This outlook will be updated as the results of future quarters and other events material to full-year revenues and earnings unfold. Prior to public announcement of such updates by Technitrol, changes in forecasts from equity analysts are unofficial and should be considered with caution.

    Cautionary Note

    Statements in the above report are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol's SEC reports including, but not limited to, those discussed in the Company's 10-K report for the year ended December 26, 2003 in Item 1 under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995)."

    These risk factors include, but are not limited to, the following:

    -- Cyclical changes in the markets we serve, including the recent contraction, could result in a significant decrease in demand for our products and reduce our profitability.

    -- Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.

    -- An inability to adequately respond to changes in technology may decrease our sales.

    -- If our inventories become obsolete, our future performance and operating results will be adversely affected.

    -- An inability to capitalize on our recent or future acquisitions may adversely affect our business.

    -- Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.

    -- An inability to identify additional acquisition opportunities may slow our future growth.

    -- If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.

    -- If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.

    -- Uncertainty in demand for our products may result in increased costs of production and an inability to service our customers.

    -- A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.

    -- Competition may result in lower prices for our products and reduced sales.

    -- Our backlog is not an accurate measure of future revenues and is subject to customer cancellation.

    -- Fluctuations in foreign currency exchange rates may adversely affect our operating results.

    -- Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.

    -- Shifting our operations between regions may entail considerable expense.

    -- Liquidity requirements could necessitate movements of existing cash balances, which may be subject to restrictions or cause unfavorable tax and earnings consequences.

    -- Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.

    -- Environmental liability and compliance obligations may affect our operations and results.

    -- Public health epidemics such as severe acute respiratory syndrome may disrupt operations in affected regions and affect operating results.

    Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive, and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.

    Investors: Technitrol's quarterly conference call will take place Monday, April 19, 2004 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on April 19 and concluding at midnight, April 26, 2004. For telephone replay, dial
(412) 858-1440 and enter access code 320809.



CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)
                                                     Quarter Ended
                                                 3/26/2004  3/28/2003
                                                 ---------- ----------

Net sales                                         $139,607   $122,544
Cost of goods sold                                 101,508     92,123
                                                 ---------- ----------
   Gross profit                                     38,099     30,421
Selling, general and administrative expenses        27,653     23,734
Severance and asset-impairment expenses              2,857      3,893
                                                 ---------- ----------
  Operating profit                                   7,589      2,794

Interest expense, net                                 (152)      (287)
Other expense, net                                    (714)       (40)
Equity earnings in minority-owned investments          135        272
                                                 ---------- ----------
  Net earnings before taxes                          6,858      2,739
Income taxes                                         1,093        105
                                                 ---------- ----------
  Net earnings                                       5,765      2,634

Basic earnings per share                              0.14       0.07
Diluted earnings per share                            0.14       0.07
Weighted average common and equivalent shares
 outstanding                                        40,320     40,134




BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
                                                     Quarter Ended
                                                 3/26/2004  3/28/2003
                                                 ---------- ----------
Net sales
   Pulse                                           $77,538    $67,880
   AMI Doduco                                       62,069     54,664
                                                 ---------- ----------
        Total net sales                            139,607    122,544
Operating profit (loss)
   Pulse                                             8,670      5,556
   AMI Doduco                                       (1,081)    (2,762)
                                                 ---------- ----------
        Total operating profit                       7,589      2,794


FINANCIAL POSITION
(in thousands, except per-share amounts)        3/26/2004  12/26/2003
                                               ----------- -----------
                                               (unaudited)
                                               -----------

Cash and equivalents                             $155,932    $143,448
Trade receivables, net                             96,194      96,353
Inventories                                        63,721      63,086
Other current assets                               16,541      17,435
Fixed assets                                       82,160      88,049
Other assets                                      182,396     180,523
                                               ----------- -----------
   Total assets                                   596,944     588,894
Current portion of long-term debt                     108         127
Accounts payable                                   47,690      46,677
Accrued expenses                                   76,308      73,748
Long-term debt                                      6,413       6,710
Other long-term liabilities                        12,923      12,882
                                               ----------- -----------
   Total liabilities                              143,142     140,144
Shareholders' equity                              453,502     448,750
Net worth per share                                 11.24       11.14
Shares outstanding                                 40,342      40,279




NON-GAAP MEASURES (UNAUDITED)
(in thousands except per-share amounts)

1.  EBITDA
                                                  Quarter Ended
                                           ---------------------------
                                           3/26/04  12/26/03  3/28/03
                                           -------- --------- --------

Net earnings (loss)                         $5,765   $(3,078)  $2,634
Income taxes                                 1,093       168      105
Interest expense, net                          152       123      287
Other expense (income)                         714        (1)      40
Depreciation and amortization                6,096     5,561    5,628
Equity method investment (earnings) losses    (135)    9,290     (272)
                                           -------- --------- --------
EBITDA                                      13,685    12,063    8,422
Severance and asset-impairment expenses      2,857     3,655    3,893
                                           -------- --------- --------
EBITDA excluding severance and asset-
 impairment expenses                        16,542    15,718   12,315

2.  Net earnings per diluted share excluding severance and
    asset-impairment expense
                                                  Quarter Ended
                                           ---------------------------
                                           3/26/04  12/26/03  3/28/03
                                           -------- --------- --------
(Per-diluted-share amounts)
Net earnings (loss), GAAP                    $0.14    $(0.08)   $0.07
After-tax severance and asset-impairment
 expense                                      0.05      0.06     0.08
Impairment charge to adjust equity
 investment to market value                     --      0.23       --
                                           -------- --------- --------
Net earnings, excluding severance and
 asset-impairment expense                     0.19      0.21     0.15

3.  Segment operating profit (loss) excluding severance and
    asset-impairment expense
                                                  Quarter Ended
                                           ---------------------------
                                           3/26/04  12/26/03  3/28/03
                                           -------- --------- --------

Pulse operating profit, GAAP                $8,670    $7,001   $5,556
Pre-tax severance and asset-impairment
 expense                                       715     3,021      609
                                           -------- --------- --------
Pulse operating profit, excluding
 severance and asset-impairment
 expense                                     9,385    10,022    6,165

AMI Doduco operating loss, GAAP             (1,081)     (499)  (2,762)
Pre-tax severance and asset-impairment
 expense                                     2,142       634    3,284
                                           -------- --------- --------
AMI Doduco operating profit, excluding
 severance and asset-impairment expense      1,061       135      522


    1. EBITDA (net income plus income taxes, interest and other expense, depreciation and amortization, excluding equity method investment earnings and losses) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

    2,3. Based on discussions with investors and equity analysts, we believe that a reader's understanding of Technitrol's operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance and asset impairment facilitates comparisons of operating performance among financial periods and peer companies. Severance charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

    Copyright (C) 2004 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.

    CONTACT: Technitrol, Inc., Philadelphia
             David Stakun, 215-355-2900